Exhibit 99.1

XOMA Highlights Recent Royalty Asset Portfolio Developments and

Reports Third Quarter 2020 Financial Results

Company recently earned a $25 million milestone payment as NIS793 advanced to Phase 2 development in advanced pancreatic cancer

An undisclosed partner entered Phase 2 development, triggering a $0.5 million milestone

Rezolute’s financing resulted in accelerated $1.4 million payment

Two partners presented early stage data at scientific conferences

Acquired royalty interest in four lysosomal storage disorder enzymes being developed by Chiesi Group

Additional partner-funded assets advanced to next stages of clinical development, even though clinical trial enrollment across the industry remains challenging due to the COVID-19 pandemic

EMERYVILLE, Calif., November 5, 2020 (GLOBE NEWSWIRE) – XOMA Corporation (Nasdaq: XOMA), today announced recent royalty asset portfolio advancements and its third quarter 2020 financial results.

“Our partners continue to make advances in their missions to bring new therapies to patients in need. Recently, two separate partners dosed the first patients in their respective Phase 2 studies – Novartis with NIS793, an anti-TGFß monoclonal antibody, in patients with metastatic pancreatic cancer, and one undisclosed partner’s Phase 2 trial in an undisclosed indication. These two events resulted in our earning a combined $25.5 million in milestones, and a portion of the $25 million Novartis milestone will be applied to reduce our Novartis debt obligation to less than $10 million,” stated Jim Neal, Chief Executive Officer at XOMA. “Another three partners announced the initiation of Phase 2 studies in the third quarter – Bayer’s osocimab CONVERT study in patients with kidney failure requiring hemodialysis, Rezolute’s RZ358 study in congenital hyperinsulinism, and Incyte’s triple combination therapy study in select advanced malignancies. Additionally, the medical community received its first look at early data from two assets in our portfolio, Merck’s MK-4830 and Alligator/Janssen’s mitazalimab (anti-CD40 mAb), via presentations at medical conferences over the summer.

“We were pleased to learn Rezolute completed a sizable fundraise that attracted high-quality investors. Their successful financing resulted in the accelerated payment of $1.4 million to XOMA,” Mr. Neal continued. “On the royalty interest acquisition front, we exercised our option to acquire the royalty rights associated with the enzymes being investigated as potential treatments for four lysosomal storage disorders under Bioasis’ strategic alliance with Chiesi Group. This basket of enzymes expands our portfolio beyond monoclonal antibodies and small molecules and adds another four assets to our potential milestone and royalty portfolio of 65-plus disclosed and undisclosed assets.”

Financial Results

XOMA recorded total revenues of $0.6 million for the third quarter of 2020, compared with $8.9 million in the third quarter of 2019. The decrease for the three months ended September 30, 2020, as compared to the corresponding period of 2019, was primarily due to $6.0 million recognized under the Rezolute agreement and $2.5 million recognized under the Janssen license agreement in the third quarter of 2019.

Research and development expenses were $0.03 million for the third quarter of 2020, compared to $0.1 million for the third quarter of 2019. The decrease of $0.1 million for the three months ended September 30, 2020, compared to the same period of 2019, was due to a $0.1 million decrease in salary and related expenses as a result of the recategorization of employees to department codes mapped to general and administrative expenses.

General and administrative (“G&A”) expenses were $3.2 million for the third quarter of 2020, compared to $5.8 million for the third quarter of 2019. The decrease of $2.6 million between the corresponding periods of 2020 and 2019 was primarily due to a $1.3 million decrease in salary and related expenses and a $0.9 million decrease in facilities costs.

In the third quarter of 2020, G&A expenses included $0.7 million in stock-based compensation, which is a non-cash expense. The Company’s net cash used in operations was $2.4 million.

In the third quarter of 2020, XOMA recorded $0.4 million in total interest expense, as compared to $0.5 million in the corresponding period of 2019, both of which reflect the Company’s outstanding loan balances with Silicon Valley Bank (SVB) and Novartis.

Net loss for the third quarter of 2020 was $1.1 million, compared to net income of $3.2 million for the third quarter of 2019.

On September 30, 2020, XOMA had cash of $45.7 million. The Company ended December 31, 2019, with cash of $56.7 million. Since September 30, 2020, XOMA has earned $25.5 million, including debt reduction, from its partners. The Company continues to believe its current cash balance will be sufficient to fund XOMA’s operations for multiple years.

About XOMA Corporation

XOMA has built a significant portfolio of products that are licensed to and being developed by other biotechnology and pharmaceutical companies. The Company’s portfolio of partner-funded programs spans multiple stages of the drug development process and across various therapeutic areas. Many of these licenses are the result of XOMA’s pioneering efforts in the discovery and development of antibody therapeutics. The Company’s royalty-aggregator business model includes acquiring additional licenses to programs with third-party funding. For more information, visit www.xoma.com.

Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the potential of XOMA’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time, creating additional value for the stockholders, cash sufficiency forecast, economic outlook, and potential impact of the COVID-19 pandemic. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them, and the impact to the global economy as a result of the COVID-19 pandemic. Other potential risks to XOMA meeting these expectations are described in more detail in XOMA’s most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA’s prospects. Any forward-looking statement in this press release represents XOMA’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward- looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development. References to royalties or royalty rates strictly refer to future potential payment streams regardless of whether or not they are technically defined as royalties in the underlying contractual agreement; further, any rates referenced herein are subject to potential future contractual adjustments.

As of the date of this press release, all assets in XOMA’s milestone and royalty portfolio are investigational compounds. Efficacy and safety have not been established. There is no guarantee that any of these assets will become commercially available.

XOMA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash	$45,725	$56,688
Trade and other receivables, net	222	2,933
Income tax receivable	1,526	—
Prepaid expenses and other current assets	671	352

Total current assets	48,144	59,973
Property and equipment, net	24	34
Operating lease right-of-use assets	398	510
Long-term royalty receivables	34,375	34,375
Equity securities	2,572	681
Other assets	215	151

Total assets	$85,728	$95,724

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$450	$614
Accrued and other liabilities	466	945
Contingent consideration under royalty purchase agreements	75	75
Operating lease liabilities	175	163
Unearned revenue recognized under units-of-revenue method	1,409	1,096
Contract liabilities	798	798
Current portion of long-term debt	8,962	5,184

Total current liabilities	12,335	8,875
Unearned revenue recognized under units-of-revenue method – long-term	13,952	15,317
Long-term debt	20,990	27,093
Long-term operating lease liabilities	275	408
Other liabilities – long-term	134	43

Total liabilities	47,686	51,736

Stockholders’ equity:
Convertible preferred stock, $0.05 par value, 1,000,000 shares authorized, 5,003 and 6,256 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 11,022,143 and 9,758,583 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	83	73
Additional paid-in capital	1,241,711	1,238,299

Accumulated deficit	(1,203,752)	(1,194,384)

Total stockholders’ equity	38,042	43,988
Total liabilities and stockholders’ equity	$85,728	$95,724

XOMA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Revenue from contracts with customers	$200	$8,525	$753	$17,176
Revenue recognized under units-of-revenue method	357	330	1,051	772

Total revenues	557	8,855	1,804	17,948

Operating expenses:
Research and development	34	143	134	1,123
General and administrative	3,212	5,821	13,126	16,709

Total operating expenses	3,246	5,964	13,260	17,832

(Loss) income from operations	(2,689)	2,891	(11,456)	116
Other income (expense), net:
Interest expense	(434)	(484)	(1,484)	(1,336)
Other income, net	2,046	771	2,046	3,559

(Loss) income before income tax	(1,077)	3,178	(10,894)	2,339
Income tax benefit	—	—	1,526	—

Net (loss) income and comprehensive (loss) income	$(1,077)	$3,178	$(9,368)	$2,339

Net (loss) income and comprehensive (loss) income available to common stockholders, basic	$(1,077)	$1,851	$(9,368)	$1,362

Net (loss) income and comprehensive (loss) income available to common stockholders, diluted	$(1,077)	$1,911	$(9,368)	$1,403

Basic net (loss) income per share available to common stockholders	$(0.10)	$0.21	$(0.89)	$0.16

Diluted net (loss) income per share available to common stockholders	$(0.10)	$0.20	$(0.89)	$0.15

Weighted average shares used in computing basic net (loss) income per share available to common stockholders	11,019	8,731	10,537	8,721

Weighted average shares used in computing diluted net (loss) income per share available to common stockholders	11,019	9,441	10,537	9,379

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Oratorium Group, LLC

+1 646-438-9754

jsnowden@oratoriumgroup.com

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